UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): December 13, 2012 (December 3, 2012)

INKSURE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-24431	84-1417774
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

589 Fifth Avenue, Suite 401, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(646) 233-1454
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On March 30, 2012, Inksure Technologies Inc., or the Company received a request for arbitration filed with the London Court of International Arbitration, or the LCIA, by Optaglio s.r.o., a Czech Republic limited liability company, or Optaglio.

In its request for arbitration, Optaglio claimed an alleged breach of the Commercial Cooperation Agreement, or the Agreement, entered between the Company and Optaglio on June 26, 2009.

The Agreement was entered in connection with the Company's experimental RFID technology, which was discontinued (including all related research and development), as of the end of 2010.

In its request for arbitration, Optaglio requested, among other things: (i) that the LCIA declare that the Company breached the Agreement by delivering non-functional SARCode Components to Optaglio, (ii) declare that the Company breached the Agreement by terminating its support for and development of the SARCode Technology prior to the termination of the Agreement, (iii) order the Company to pay to Optaglio the amount of EUR 184 thousand (approximately $238 thousand) as a refund for SARCode components delivered, with interest, (iv) order the Company to pay to Optaglio an amount, to be determined, for alleged losses and damages sustained by Optaglio on account of the alleged breach of the Agreement, (v) order the Company to pay to Optaglio the costs and expenses of the arbitration, and (vi) order such further relief as may be available and appropriate under the circumstances.

On April 29, 2012, the Company filed its response with the LCIA, which response included the Company's answer to Optaglio's claims and counter claims in the total amount of EUR 80 thousand (approximately $104 thousand) plus interest for payments due and owing to the Company under the Agreement.

On November 5, 2012, Optaglio and the Company entered into a commercial settlement under which, inter alia, both parties would release all and any claims that they have or may have in relation to each other, without admitting any liability with respect to any of those claims. In return the Company has agreed to pay Optaglio the amount of EUR 180 thousand (approximately $230 thousand) and to remove the SARCode components located on Optaglio's premises. Optaglio and the Company have filed a joint application to the LCIA to terminate the arbitration proceedings without any order as to the costs of the arbitration.

On November 22, 2012, the LCIA issued a Consent Award whereas: within 8 (eight) business days of the date of the Consent Award, the Company will pay to Optaglio the amount of EUR 180 thousand (approximately $230 thousand) and within 30 days of the Consent Award, the Company will remove the SARCode components located on Optaglio's premises at its own costs.

On November 30, 2012 the Company paid to Optaglio the amount of EUR 180 thousand (approximately $230 thousand).

On December 3, 2012, Optaglio and the Company entered into a Mandate Agreement under which the Company authorized Optaglio to remove the SARCode components located on Optaglio's premises at the Company’s expenses. Optaglio is obliged to remove the SARCode components within 30 days from the date of the Consent award.

Once such removal has occurred, the settlement between the Company and Optaglio will be concluded and no further actions or obligations between the parties will be required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INKSURE TECHNOLOGIES, INC.

Date: December 13, 2012

By: /s/ Tal Gilat
Name: Tal Gilat
Title: President and Chief Executive Officer